As filed with the Securities and Exchange Commission on May 8, 2007
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
HUMAN GENOME SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3178468
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

14200 Shady Grove Road
Rockville, Maryland	20850-3338
(Address of principal executive offices)	(Zip Code)
HUMAN GENOME SCIENCES, INC. EMPLOYEE STOCK PURCHASE PLAN
HUMAN GENOME SCIENCES, INC. NON-EMPLOYEE DIRECTOR EQUITY COMPENSATION PLAN
(Full title of plans)

(Name, address and telephone
number of agent for service)	(Copy to:)
R.W. Smith, Jr., Esquire
H. Thomas Watkins	Jason Harmon, Esquire
Human Genome Sciences, Inc.	DLA Piper US LLP
14200 Shady Grove Road	6225 Smith Avenue
Rockville, Maryland 20850-3338	Baltimore, Maryland 21209-3600
(301) 309-8504	(410) 580-3000
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum	Amount of
	to be	Offering	Aggregate	Registration
Title of Securities to be Registered	Registered	Price Per Unit	Offering Price	Fee
Common Stock, par value $0.01 per share(1)(2) Employee Stock Purchase Plan	500,000 (3)	$9.095 (4)	$4,547,500 (4)	$139.61 (4)
Non-Employee Director Equity Compensation Plan	150,000	$10.70 (5)	$1,605,000 (5)	$ 49.27 (5)
TOTAL	650,000		$6,152,500	$188.88

(1)	Includes rights (“Rights”) to purchase shares of the Registrant’s junior participating preferred stock, issuable pursuant to that certain Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, dated as of May 20, 1998. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers (i) an indeterminate number of shares of Common Stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions, and (ii) an indeterminate number of plan participation interests to be offered or issued pursuant to the Employee Stock Purchase Plan.

(3)	The shares of Common Stock issuable pursuant to the Human Genome Sciences, Inc. Employee Stock Purchase Plan registered on this Registration Statement are in addition to shares of Common Stock registered on Form S-8 filed on August 30, 2000 (file number 333-44798).

(4)	Estimated solely for purposes of calculating the registration fee under Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices of Human Genome Sciences, Inc. Common Stock on The NASDAQ Stock Market on May 4, 2007 (i.e., $10.70), multiplied by 85%, the percentage of the fair market value of the stock that is used to establish the purchase price under the plan. Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the additional securities registered on this Form S-8 only. Pursuant to Rule 457(h)(2), no separate registration fee is provided for the plan participation interests in the Employee Stock Purchase Plan.

(5)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of Human Genome Sciences, Inc. Common Stock on The NASDAQ Stock Market on May 4, 2007 (i.e., $10.70).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
             Not required to be included in this Form S-8 Registration Statement pursuant to the introductory Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
             The following documents which have been filed by Human Genome Sciences, Inc. (“the Registrant”, “us”, or “we”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2006;

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since the end of the fiscal year covered by the document referred to in (a) above; and

(c)	Description of Common Stock of the Registrant contained or incorporated in the registration statements filed by the Registrant under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.
             All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.
Item 4. Description of Securities.
 Not applicable.
Item 5. Interests of Named Experts and Counsel.
 None.
Item 6. Indemnification of Directors and Officers.
             As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:
•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•	for any transaction from which the director derives an improper personal benefit.
As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

             Our bylaws provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. The indemnification provided under our certificate of incorporation and bylaws includes the right to be paid expenses in advance of any proceeding for which indemnification may be had. We may pay these expenses in advance of the final disposition of a proceeding only if the director or officer agrees to repay these amounts if it is ultimately determined that the director or officer is not entitled to be indemnified. If we do not pay a claim for indemnification within 60 days, the claimant may bring an action to recover the unpaid amount of the claim and, if successful, the director or officer will be entitled to be paid the expense of prosecuting the action to recover these unpaid amounts.
             Under our bylaws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request for another entity, against any liability asserted against the person or incurred by the person in any of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware General Corporation Law.
Item 7. Exemption from Registration Claimed.
 Not applicable.
Item 8. Exhibits.

EXHIBIT
NUMBER	DESCRIPTION
4.1	Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Form 10-K for the fiscal year ended December 31, 1993, Exhibit 3.3 to the Form 10-K for the fiscal year ended December 31, 1997, Exhibit 3.1 to the Form 8-K filed December 16, 1999 and Exhibit 3.1 to the Form 10-Q filed July 31, 2001, and incorporated herein by reference)

4.2	By-Laws of the Registrant (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed October 18, 2006, and incorporated herein by reference)

4.3	Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, dated as of May 20, 1998 (filed as Exhibit 4 to the Registrant’s Form 8-K filed May 28, 1998)

5.1*	Opinion of DLA Piper US LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock registered under this Registration Statement

23.1*	Consent of DLA Piper US LLP, counsel for the Registrant (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm

24.1*	Powers of Attorney

99.1	Human Genome Sciences, Inc. Employee Stock Purchase Plan as amended and restated effective May 2, 2007 (filed as Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed March 21, 2007, and incorporated herein by reference)

99.2*	Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan

99.3*	Human Genome Sciences, Inc. Form of Notice and Stock Units Agreement under the Non-Employee Director Equity Compensation Plan

*	Filed herewith

Item 9. Undertakings.
The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
     Paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
             Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 8th day of May, 2007.

HUMAN GENOME SCIENCES, INC.

By:	/s/ H. Thomas Watkins

H. Thomas Watkins
President and Chief Executive Officer
             Pursuant to the requirements of the Securities Act of 1933, as amended, the administrator of the Human Genome Sciences, Inc. Employee Stock Purchase Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on the 8th day of May, 2007.

HUMAN GENOME SCIENCES, INC.
EMPLOYEE STOCK PURCHASE PLAN

By:	/s/ Max Link, Ph.D.

Max Link, Ph.D.
Chairman of the Compensation Committee
             Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ H. Thomas Watkins H. Thomas Watkins	President, Chief Executive Officer and Director (Principal Executive Officer)	May 8, 2007

/s/ Timothy C. Barabe Timothy C. Barabe	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 8, 2007
             A majority of the Board of Directors: (H. Thomas Watkins; Argeris (“Jerry”) N. Karabelas, Ph.D.; Richard J. Danzig; Jürgen Drews, M.D.; Tuan Ha-Ngoc; Augustine Lawlor; Max Link, Ph.D.; Kevin P. Starr; Robert C. Young, M.D.).

Date: May 8, 2007	By:	/s/ H. Thomas Watkins

H. Thomas Watkins, Attorney-In-Fact

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION

4.1	Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Form 10-K for the fiscal year ended December 31, 1993, Exhibit 3.3 to the Form 10-K for the fiscal year ended December 31, 1997, Exhibit 3.1 to the Form 8-K filed December 16, 1999 and Exhibit 3.1 to the Form 10-Q filed July 31, 2001, and incorporated herein by reference)

4.2	By-Laws of the Registrant (filed as Exhibit 3.1 to the Registrant’s Form 8-K filed October 18, 2006, and incorporated herein by reference)

4.3	Rights Agreement between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, dated as of May 20, 1998 (filed as Exhibit 4 to the Registrant’s Form 8-K filed May 28, 1998)

5.1*	Opinion of DLA Piper US LLP, counsel for the Registrant, regarding the legal validity of the shares of Common Stock registered under this Registration Statement

23.1*	Consent of DLA Piper US LLP, counsel for the Registrant (contained in Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm

24.1*	Powers of Attorney

99.1	Human Genome Sciences, Inc. Employee Stock Purchase Plan as amended and restated effective May 2, 2007 (filed as Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed March 21, 2007, and incorporated herein by reference)

99.2*	Human Genome Sciences, Inc. Non-Employee Director Equity Compensation Plan

99.3*	Human Genome Sciences, Inc. Form of Notice and Stock Units Agreement under the Non-Employee Director Equity Compensation Plan

*	Filed herewith